Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SEACOR Marine Holdings Inc. for the registration of 653,872 shares of common stock and to the incorporation by reference therein of our report dated April, 27, 2017, with respect to the consolidated financial statements and schedule of SEACOR Marine Holdings Inc. for the year ended December 31, 2016 included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida
March 29, 2019